UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 6, 2007

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2007, Scott D. Howarth was elected to serve as President and Chief Financial Officer of Integrated Silicon Solution, Inc. (the “Company”). Mr. Howarth has served as the Company’s Vice Present and Chief Financial Officer since February 2006. Mr. Howarth also serves as Secretary of the Company. Prior to joining the Company, Mr. Howarth had served as Vice President of Finance and Administration and Chief Financial Officer of Chrontel, Inc., a San Jose, California based fabless semiconductor company, since 2001. Prior to joining Chrontel, he had been at Scout Electromedia, a wireless device company, since 2000. Mr. Howarth also worked for 16 years at Intel Corporation in various assignments in the financial arena. Mr. Howarth is 47 years old. There are no family relationships among Mr. Howarth and any directors or other executive officers of the Company. Mr. Howarth’s promotion will be effective on December 1, 2007. Prior to Mr. Howarth’s election, Jimmy Lee served as the Company’s President. Mr. Lee will continue to serve as the Company’s Chairman and Chief Executive Officer.

Mr. Howarth does not have an employment contract with the Company to serve for any specific term. He signed an offer letter with the Company in January 2006 which was described in the Company’s Current Report on Form 8-K dated January 9, 2006. In connection with Mr. Howarth’s election as President, the Compensation Committee of the Board of Directors approved an increase in his annual base salary from $250,000 to $275,000.

On November 9, 2007, the Compensation Committee of the Board of Directors approved increases in the salaries of the Company’s officers effective October 1, 2007. Mr. Lee’s annual base salary was increased by $60,000 to $350,000, Mr. KY Han’s annual base salary was increased by $10,000 to $250,000, Mr. James Han’s annual base salary was increased by $30,000 to $250,000, and Mr. Howarth’s annual base salary was increased by $15,000 to $250,000. Also, the Compensation Committee approved an executive bonus plan for fiscal 2008 (the “Bonus Plan”). Under the Bonus Plan, the Company’s executive officers are eligible to receive cash bonuses which will be based 90% on the Company’s performance in 2008 and 10% based on the individual’s performance as determined at the discretion of the Compensation Committee. Of the total bonus, 50% will be based on the Company’s EBITDA level, 25% will be based on specific product revenue, and 15% will be based on inventory management. The bonus target for Mr. Lee is $150,000 and the bonus target for each of Messrs. Howarth, K.Y. Han and James Han is $100,000. The specific bonus goals are not being disclosed because the Company believes that such disclosure would cause it competitive harm.

On November 6, 2007, Mr. Ping Ko informed the Company’s Board of Directors that he was resigning from the Board of Directors because the Company’s process to select a potential new Chief Executive Officer was “highly irregular and not in the best interest of the company.” On November 7, 2007, Mr. Ko clarified that he would continue to serve until the Company’s next annual meeting of stockholders in 2008, further stating that he would not stand for reelection because he was “not happy about the way the CEO selection process has been managed” but understood that “the process will be rectified in the coming [board of directors] meeting, which I think is appropriate.” On November 8, 2007, Mr. Ko further stated that he was “resigning from the Board for personal reasons and not due to any disagreement with the company. I will remain on the Board until the next Annual Shareholder meeting.” Mr. Ko voted in favor of Mr. Howarth’s election as President of the Company. Mr. Ko is a member of the following Board committees: Audit, Compensation, Nominating and Litigation. He was elected to the Compensation Committee on October 18, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: November 13, 2007	/s/ SCOTT D. HOWARTH
Scott D. Howarth
Vice President and Chief Financial Officer